Exhibit 23(h)(10)
MUTUAL FUND COMPLIANCE SERVICES AGREEMENT
AGREEMENT effective as of the 6th day of May, 2008, between Performance Funds Trust (the “Trust”), a Delaware statutory trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and Beacon Hill Fund Services, Inc. (“Beacon Hill”), an Ohio corporation having its principal place of business at 4041 N. High Street, Suite 402, Columbus, Ohio 43214.
     WHEREAS, the Trust is a registered investment company, and is subject to the requirements of Rule 38a-1 (hereinafter “Rule 38a-1”) under the Investment Company Act of 1940, as amended, (the “1940 Act”), which requires each registered investment company to, among other things, adopt policies and procedures that are reasonably designed to prevent it from violating the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes Oxley Act of 2002 (“Sarbanes Oxley”), the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism or USA Patriot Act of 2001) as it applies to registered investment companies and any rules adopted thereunder by the Commission or the Department of the Treasury (collectively, the “Federal Securities Laws”). These policies and procedures include policies and procedures that provide for the oversight of compliance by each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively, the “Service Providers”);
     WHEREAS, Beacon Hill offers compliance oversight services through its compliance program;
     WHEREAS, the Trust desires to retain the services of Beacon Hill to assist in its compliance with Rule 38a-1;
     WHEREAS, Beacon Hill and the Trust wish to enter into this Agreement in order to set forth the terms under which Beacon Hill will perform the services enumerated herein on behalf of the Trust,
     NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and Beacon Hill hereby agree as follows:
     1. Mutual Fund Compliance Services.
(a) Rule 38a-1 Compliance Services. Beacon Hill shall work with the Trust to review, maintain and update written compliance polices and procedures which shall be reasonably designed to prevent the Trust from violating applicable provisions of the Federal Securities Laws. The corresponding documents and related amendments, designed to ensure compliance under Rule 38a-1, shall become effective as the fund compliance program, upon the approval of the Board of Trustees of the Trust (the “Board”)(collectively, the “Fund Compliance Program”). In support of the Fund Compliance Program, Beacon Hill agrees to provide the compliance services outlined in Schedule A.
(b) Anti-money Laundering Compliance Services. Should the parties agree that Beacon Hill will provide additional mutual compliance services related to anti-money laundering, Beacon Hill shall work with the Trust to review, maintain and update written compliance policies and procedures which shall be reasonably designed to prevent the Trust from violating applicable anti-money laundering laws and regulations. The corresponding documents and related amendments, designed to ensure compliance, shall become effective as the fund anti-money laundering program, upon the approval of the Board (collectively, the “Fund Anti-money Laundering Compliance Program”). Each party will sign the Schedule A-1, detailing the anti-money laundering compliance services, should the parties wish to include these in the agreed upon services.
2. Officers—Compliance, Anti-money Laundering Compliance, Executive Officers.
(a) Provision of Chief Compliance Officer. Beacon Hill agrees to make available to the Trust a person to serve as the Trust’s Chief Compliance Officer as provided in paragraph (a)(4) of Rule 38a-1, subject to the election of the Board. Beacon Hill shall provide an appropriately qualified employee or agent of Beacon Hill (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in the best interests of the Trust.
(b) Termination of Chief Compliance Officer. In the event such person is: (1) terminated as Chief Compliance Officer by the Board, or (2) terminated as a Beacon Hill employee, Beacon Hill will employ reasonable good faith efforts to promptly make another person available to serve as the Chief Compliance Officer, at the request of the Board. Should the Board choose not to elect such replacement Chief Compliance Officer designated by Beacon Hill, the Agreement shall terminate. Payment for compliance services fees described in Schedule B should be paid in full, up to and including the date of termination of the compliance services.
(c) Compensation of Chief Compliance Officer. In accordance with the requirements of Rule 38a-1, Beacon Hill shall pay a level of total compensation to such person as is consistent with Beacon Hill’s compensation of employees having similar duties, similar seniority, and working at the same or similar geographical location. Beacon Hill shall not be obligated to pay any compensation to a Chief Compliance Officer which exceeds that set forth in the previous sentence.

(d) Trust obligations to Chief Compliance Officer. The Trust will provide copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as the Chief Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with the Chief Compliance Officer and use reasonable good faith efforts to ensure the cooperation of the Service Providers to the Trust, as well as Trust counsel, independent Trustee counsel and the Trust’s independent accountants (collectively, the “Other Providers”), and assist the Chief Compliance Officer and Beacon Hill in preparing, implementing and carrying out the duties of the Chief Compliance Officer under the Fund Compliance Program and Rule 38a-1. In addition, the Trust shall provide the Chief Compliance Officer with appropriate access to the executive officers and Board of the Trust, and to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Compliance Program.
Each party agrees to promptly provide to the other party (and to the Chief Compliance Officer), upon reasonable request, copies of other records and documentation relating to the compliance by such party with Federal Securities Laws (as related to the Fund Compliance Program of the Trust), and each party also agrees otherwise to assist the other party (and the Chief Compliance Officer) in complying with the requirements of the Fund Compliance Program and Federal Securities Laws.
(e) Anti-money Laundering Compliance Officer. Should the parties agree that Beacon Hill will make available to the Trust a person to serve as the Trust’s Anti-money Laundering Compliance Officer under Federal Securities Laws, subject to the election of the Board, then Beacon Hill shall provide an appropriately qualified employee or agent of Beacon Hill (or its affiliates) who, in the exercise of his or her duties to the Trust, shall act in good faith and in the best interests of the Trust.
(f) Termination of Anti-money Laundering Compliance Officer. In the event such person is: (1) terminated as Anti-money Laundering Compliance Officer by the Board, or (2) terminated as a Beacon Hill employee, Beacon Hill will employ reasonable good faith efforts to promptly make another person available to serve as the Anti-Money Laundering Compliance Officer, at the request of the Board. Should the Board choose not to elect such replacement Anti-money Laundering Compliance Officer designated by Beacon Hill, the services and the responsibilities solely with respect to the Fund Anti-money Laundering Compliance Program outlined in Schedule A-1 shall terminate, however, unlike with the Chief Compliance Officer function, this Agreement shall not terminate automatically under Section 5.
(g) Trust obligations to Anti-Money Laundering Compliance Officer. The Trust will provide copies of the Fund’s Anti-money Laundering Compliance Program,

related policies and procedures, and all other books and records of the Trust as the Anti-money Laundering Compliance Officer deems necessary or desirable in order to carry out his or her duties hereunder on behalf of the Trust. The Trust shall cooperate with the Anti-money Laundering Compliance Officer and use reasonable good faith efforts to ensure the cooperation of the Service Providers to the Trust, as well as the Other Providers, and assist the Anti-money Laundering Compliance Officer and Beacon Hill in preparing, implementing and carrying out the duties of the Anti-money Laundering Compliance Officer under the Fund Anti-money Laundering Compliance Program and Federal Securities Laws. In addition, the Trust shall provide the Anti-Money Laundering Compliance Officer with appropriate access to the executive officers and Board of the Trust, and use reasonable good faith efforts to provide such officer with appropriate access to representatives of and to any records, files and other documentation prepared by, Service Providers and Other Providers, which are or may be related to the Fund Anti-Money Laundering Compliance Program.
Each party also agrees to promptly provide to the other party (and to the Anti-money Laundering Compliance Officer), upon reasonable request, copies of other records and documentation relating to the compliance by such party with Federal Securities Laws (in relation to the Trust).
Each party agrees to retain a copy of all documents and records prepared, maintained or obtained by it relating to shareholders and transactions for a period of at least five (5) years from the termination of the relationship with each such shareholder or the date of execution of each such transaction. The foregoing is not intended to limit any obligation to retain any specified records for any other period that may be specified in the Anti-money Laundering Compliance Program or under the Federal Securities Laws.
(h) Additional Provisions Concerning Executive Officers. It is mutually agreed and acknowledged by the parties that the Chief Compliance Officer and Anti-money Laundering Compliance Officer contemplated in this Agreement will each be an executive officer of the Trust (“Executive Officer”). The provisions of Section 2 are subject to the internal governance policies of Beacon Hill concerning the activities of its employees and their service as officers of unaffiliated funds (the “Beacon Hill Governance Policies). The Trust’s governing documents (including its Agreement and Declaration of Trust and By-Laws) shall contain indemnification provisions that are applicable to each Executive Officer, that are designed and intended to have the effect of indemnifying him or her to the fullest extent permitted by law and holding him or her harmless with respect to any claims, liabilities and costs arising out of or relating to his or her service in good faith in a manner reasonably believed to be in the best interests of the Trust, except to the extent he or she would otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

The Trust shall provide coverage to the Executive Officer under its directors’ and officers’ liability policy that is appropriate to the Executive Officer’s role and title, and consistent with coverage applicable to the other officers holding positions of executive management.
In appropriate circumstances, the Executive Officer shall have the discretion to resign from his or her position, in the event that he or she reasonably determines that there has been or is likely to be: (a) a situation in which the Executive Officer would be forced to materially deviate from the Beacon Hill Governance Policies, (b) an ongoing pattern of conduct by the Trust, other Trust officers, Service Providers or Other Providers involving the continuous or repeated violation of applicable Federal Securities Laws or (c) a material deviation by the Trust from the terms of this Agreement governing the services of the Executive Officer that is not caused by the Executive Officer or Beacon Hill. In addition, the Executive Officer shall have reasonable discretion to resign from his or her position in the event that he or she determines that he or she has not received sufficient cooperation from the Trust, its Service Providers or Other Providers to make an informed determination regarding any of the matters listed above.
The Executive Officer may, and the Trust shall, promptly notify Beacon Hill of any issue, matter or event that would be reasonably likely to result in any claim by the Trust, one or more Trust shareholder(s) or any third party which involves an allegation that the Executive Officer failed to exercise his or her obligations to the Trust in a manner consistent with applicable laws (including but not limited to any claim that a Report failed to meet the standards of applicable laws).
It is expressly agreed and acknowledged that Beacon Hill (a) cannot ensure that the Trust complies with applicable Federal Securities Laws , and (b) whenever an employee or agent of Beacon Hill serves as an Executive Officer of the Trust, as long as the Executive Officer acts in good faith and in a manner reasonably believed to be in the best interests of the Trust, the Trust shall indemnify the Executive Officer and Beacon Hill and hold the Executive Officer and Beacon Hill harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages incurred by them arising out of or related to the service of such employee or agent of Beacon Hill as an Executive Officer of the Trust, except to the extent such indemnification would be illegal, impermissible or improper under the Federal Securities Laws, as interpreted by the SEC, or by the Sarbanes-Oxley Act of 2002..
3. Fees and Expenses.
Beacon Hill shall be entitled to receive from the Trust fees and out of pocket expenses set forth on Schedule B hereto, reflecting the amounts charged by Beacon Hill for the performance of services under this Agreement. All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

4. Information to be Furnished by the Trust.
(a) The Trust has furnished or shall promptly furnish to Beacon Hill copies of the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, and the Fund Anti-money Laundering Compliance Program (as applicable) including the compliance programs of Service Providers other than Beacon Hill, or other information as reasonably requested by Beacon Hill or as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program.
(b) The Trust shall furnish Beacon Hill written copies of any amendments to, or changes in, any of the items referred to in Section 4 hereof, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Fund Compliance Program and/or Anti-money Laundering Compliance Program (as applicable) which will have the effect of changing the procedures employed by Beacon Hill in providing the services agreed to hereunder or which amendment will affect the duties of Beacon Hill hereunder unless such changes are required or desirable by law and the Trust first notifies Beacon Hill of such amendments or changes.
(c) Beacon Hill may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Agreement, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 4, and shall be entitled to indemnification in accordance with Section 2 with regard to such reliance.
5. Term and Termination.
The compliance services to be rendered by Beacon Hill under this Agreement shall commence upon the date of this Agreement and shall continue in effect for an initial one (1) year-period from that date, unless earlier terminated pursuant to the terms of this Agreement. The Agreement will remain in full force from year to year thereafter, subject to annual approval by Beacon Hill and the Board. The Agreement may be terminated by either party by providing the other party with sixty (60) days written notice of termination. Termination of the Chief Compliance Officer without electing a replacement provided by Beacon Hill will also terminate this Agreement as described in Section 2(b).
In addition, both parties agree that this Agreement may be terminated for cause. For purposes of this Agreement, cause shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are reasonably evidenced.
6. Notice
Any notice provided hereunder shall be sufficiently given when mailed to the party required to be served with such notice at the following address: if to the Trust, to Performance Funds Trust; Attn: President, at 3435 Stelzer Road, Columbus, Ohio 43219; and if to Beacon Hill, at 4041 N. High Street, Suite 402, Columbus, Ohio 43214; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.
7. Governing Law and Matters Relating to the Trust as a Delaware Statutory Trust.
This Agreement shall be construed in accordance with the laws of the State of Ohio and the Federal Securities Laws. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust.
8. Representations and Warranties.
Each party represents and warrants to the other that this Agreement has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. Each party agrees to adhere to all applicable Federal Securities Laws.
(a) Representations by the Trust. The Trust represents that it is organized and validly existing and that its shares are duly authorized for issuance in accordance with applicable law. The Trust warrants that it will use reasonable good faith efforts to take all reasonable and necessary steps to ensure that it remains in good-standing.
(b) Representations by Beacon Hill. Beacon Hill represents that it is a services company duly organized and in good standing under applicable law. Beacon Hill is a wholly-owned subsidiary of a publicly-held company, as described in Schedule C, and hereby notifies the Trust of such affiliation so that Trust can review and restrict applicable portfolio trading policies as may be necessary under the 1940 Act.

9. Miscellaneous.
(a) No amendment, modification to or assignment of this Agreement shall be valid unless made in writing and executed by both parties hereto.
(b) Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that Beacon Hill is free to enter into similar agreements and arrangements with other entities.
(c) No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.
(d) Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
(e) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
(f) This Agreement, together with the schedules, sets forth the entire understanding of the parties and supersedes any and all prior discussions, representations and understandings between the parties related to the subject matter of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

PERFORMANCE FUNDS TRUST		BEACON HILL FUND SERVICES, INC.

/s/ Duane Dewey		/s/ Scott Englehart

Name:	Duane A. Dewey	Name:	Scott Englehart
Title:	President	Title:	President

SCHEDULE A
MUTUAL FUND COMPLIANCE SERVICES
Beacon Hill will provide the following services in relation to the Fund Compliance Program during the term of this Agreement:
1. make an individual, acceptable to the Board, available to serve as the Trust’s Chief Compliance Officer as provided in Rule 38a-1(a)(4) of the 1940 Act to administer the Fund Compliance Program. The individual serving as Chief Compliance Officer must be available, at the discretion of the Board and in any event no less frequently than annually, to meet separately with the independent members of the Board;
2. through the Chief Compliance Officer, review, maintain and update as required from time to time, (including to reflect any amendments to Rule 38a-1) written policies and procedures comprising the Fund Compliance Program;
3. through the Chief Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;
4. through the Chief Compliance Officer, provide a written report to the Board that, at a minimum, addresses:
(a) the Chief Compliance Officer’s assessment of the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;
(b) each Material Compliance Matter (as defined under Rule 38a-1) that occurred since the date of the last report; and

(c) the Chief Compliance Officer’s assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and
5. through the Chief Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Compliance Program.

SCHEDULE A-1
MUTUAL FUND ANTI-MONEY LAUNDERING COMPLIANCE SERVICES
As evidence of the mutual agreement between the parties for Beacon Hill to provide anti-money laundering compliance services as described below, the parties will have each signed this Schedule A-1.
Beacon Hill will provide the following services in relation to the Fund Anti-money Laundering Compliance Program during the term of this Agreement:
1. make an individual, acceptable to the Board, available to serve as the Trust’s Anti-money Laundering Compliance Officer as outlined in the Federal Securities Laws to administer and perform the duties assigned to the Anti-money Laundering Compliance Officer in the Fund Anti-money Laundering Compliance Program. The individual serving as Anti-money Laundering Compliance Officer must be available, at the discretion of the Board and in any event no less frequently than annually, to meet separately with the independent members of the Board;
2. through the Anti-money Laundering Compliance Officer, review, maintain and update as required from time to time, written policies and procedures comprising the Fund Anti-money Laundering Compliance Program;
3. through the Anti-money Laundering Compliance Officer, conduct, as needed in response to significant compliance events, changes in business arrangements and regulatory developments and, in no event less than annually, a review of the Fund Anti-money Laundering Compliance Program which will include a review of the adequacy of the policies and procedures and the effectiveness of their implementation;
4. through the Anti-Money Laundering Compliance Officer, provide a written report to the Board that, at a minimum, addresses:
(a) the Anti-money Laundering Compliance Officer’s assessment of the operation of the policies and procedures of the Trust and each Service Provider, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review conducted;
(b) the Anti-money Laundering Compliance Officer’s assessment of the adequacy of the policies and procedures and the effectiveness of their implementation; and

5. through the Anti-money Laundering Compliance Officer, provide the Board with any additional information specifically requested or otherwise reasonably necessary for the Board to review and evaluate the Fund Anti-money Laundering Compliance Program.
PERFORMANCE FUNDS TRUST

/s/ Duane Dewey

Name:	Duane A. Dewey
Title:	President

BEACON HILL FUND SERVICES, INC.

/s/ Scott Englehart

Name:	Scott Englehart
Title:	President

As of May 6, 2008

SCHEDULE B
SERVICE FEES
Dated May 6, 2008
1. Mutual Fund Compliance Services Fees
Mutual Fund Compliance Services provided under this Agreement:
$75,000 annual fee
The Trust shall pay the annual fee, in monthly installments, within ten (10) days after the end of each month.
2. Out of Pocket Expenses, including but not limited to the following:
(a) The out-of-pocket expenses incurred in connection with Beacon Hill’s provision of the Chief Compliance Officer to the Trust and in connection with compliance services including travel costs for attending Board meetings, printing and postage, and conducting due diligence of Service Providers; and
(b) Any other expenses approved by the Board.
For out of pocket expenses, Beacon Hill will invoice the Trust and the Trust will remit payment within 15 days of receipt of invoice.
PERFORMANCE FUNDS TRUST

/s/ Duane Dewey

Name:	Duane A. Dewey
Title:	President

BEACON HILL FUND SERVICES, INC.

/s/ Scott Englehart

Name:	Scott Englehart
Title:	President

SCHEDULE C
BEACON HILL CORPORATE STRUCTURE
As referenced in Section 8 (b), Beacon Hill is a wholly-owned subsidiary of Diamond Hill Investment Group, Inc. Diamond Hill Investment Group, Inc. is a public company trading under the NASDAQ symbol DHIL and may be included in certain market capitalization based equity indicies used for tracking the stock market. For more information on Diamond Hill, visit www.diamond-hill.com.